Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-229593

June 26, 2019

BJ’s Wholesale Club Holdings, Inc. Launches Follow-On Offering by Selling Stockholder

Westborough, MA. (June 26, 2019) – BJ’s Wholesale Club Holdings, Inc. (“BJ’s” or the “Company”) (NYSE: BJ) announced today the commencement of an underwritten public offering of 9,977,024 shares of its common stock by CVC Beacon LP, pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-1. BJ’s will not receive any of the proceeds from the sale of the shares of its common stock being offered by the selling stockholder and will bear the costs associated with the sale of such shares, other than underwriting discounts and commissions.

Goldman Sachs & Co. LLC is serving as the underwriter for the offering.

Subject to completion of this offering, BJ’s has agreed to purchase from the underwriter 2,500,000 shares of common stock that are subject to this offering at a price per share equal to the price per share paid by the underwriter to the selling stockholder in this offering.

A shelf registration statement relating to the offering was filed with the SEC on February 11, 2019 and it became effective on February 15, 2019, a prospectus filed pursuant to Rule 424(b)(3) was filed on February 21, 2019 and a post-effective amendment to the shelf registration statement was filed on March 26, 2019 and on June 4, 2019. Before you invest, you should read these documents as well as the prospectus supplement related to this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. When available, copies of the prospectus supplement and accompanying prospectus related to the offering may also be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

The offering of these securities will be made only by means of a prospectus supplement and the accompanying prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BJ’s Wholesale Club Holdings, Inc.

Headquartered in Westborough, Massachusetts, BJ’s Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The Company currently operates 217 clubs and 140 BJ’s Gas® locations in 16 states.

The Company’s common stock is traded on the New York Stock Exchange (NYSE: BJ).

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Management has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While they believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond management’s control. These statements involve risks and uncertainties that may cause BJ’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Media Contact:

Kirk Saville, BJ’s Wholesale Club, Inc.

(774) 512-7425

ksaville@bjs.com

Investor Contact:

Faten Freiha, BJ’s Wholesale Club, Inc.

(774) 512-6320

ffreiha@bjs.com

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